Exhibit 99.9

FOR IMMEDIATE RELEASE		July 26, 2007
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST REPORTS LOWER SECOND QUARTER RESULTS
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported lower consolidated net income for the quarter ended June 30, 2007, of $79.0 million, or $0.78 per diluted share of common stock. This result compares with net income of $112.2 million, or $1.13 per diluted share, for the same quarter a year ago.
The lower quarterly results were principally driven by lower earnings at Arizona Public Service (APS) as a result of an $8 million after-tax regulatory disallowance, milder weather, and the absence of $7 million of income tax credits recorded in 2006.
“The exceptional population growth in our service territory drives an ever-increasing demand for electricity,” said Pinnacle West Chairman Bill Post. “Going forward, we need to continue making substantial investments in infrastructure and long-term resources, while working with regulators to achieve timely and constructive regulatory treatment.”
For the second quarter of 2007, APS reported lower net income of $75.1 million, compared with net income of $93.8 million for the same period a year ago. Operationally, the 2007 quarter reflected significantly improved performance at the Palo Verde Nuclear Generating Station, which increased its output by 54 percent compared with the same quarter a year ago.
SunCor Development Co., Pinnacle West’s real estate subsidiary, reported net income of $0.3 million, compared with $9.6 million in the 2006 second quarter, primarily due to decreased sales of residential property.
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.
Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2007 second quarter earnings and recent developments at 12 noon (ET), today, Thursday, July 26, 2007. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter Conference ID Number 7372981. A replay of the call also will be available

PINNACLE WEST SECOND QUARTER EARNINGS	July 26, 2007

until 11:55 p.m. (ET), Thursday, August 2, 2007, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same ID number as above.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2007	2006	2007	2006
Operating Revenues
Regulated electricity segment	$711,293	$712,718	$1,247,344	$1,178,844
Real estate segment	48,352	112,603	125,602	220,457
Marketing and trading	92,637	89,925	165,108	174,927
Other revenues	11,153	9,782	20,516	21,006

Total	863,435	925,028	1,558,570	1,595,234

Operating Expenses
Regulated electricity segment fuel and purchased power	270,337	263,944	473,690	421,339
Real estate segment operations	46,174	98,412	107,617	169,742
Marketing and trading fuel and purchased power	74,533	72,716	132,477	146,891
Operations and maintenance	177,310	168,332	348,888	346,759
Depreciation and amortization	92,835	89,297	182,456	176,918
Taxes other than income taxes	34,757	32,700	69,476	68,273
Other expenses	8,803	8,430	17,291	16,952

Total	704,749	733,831	1,331,895	1,346,874

Operating Income	158,686	191,197	226,675	248,360

Other
Allowance for equity funds used during construction	5,195	3,633	9,639	7,434
Other income	5,869	12,022	8,642	17,489
Other expense	(3,269)	(5,815)	(7,883)	(10,356)

Total	7,795	9,840	10,398	14,567

Interest Expense
Interest charges	52,967	45,882	103,959	93,408
Capitalized interest	(5,213)	(4,959)	(10,020)	(8,983)

Total	47,754	40,923	93,939	84,425

Income From Continuing Operations Before Income Taxes	118,727	160,114	143,134	178,502

Income Taxes	40,231	49,271	48,840	56,064

Income From Continuing Operations	78,496	110,843	94,294	122,438

Income From Discontinued Operations
Net of Income Taxes	498	1,311	1,230	2,171

Net Income	$78,994	$112,154	$95,524	$124,609

Weighted-Average Common Shares Outstanding — Basic	100,229	99,221	100,138	99,168

				.
Weighted-Average Common Shares Outstanding — Diluted	100,779	99,640	100,718	99,562

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$0.78	$1.12	$0.94	$1.23
Net income — basic	$0.79	$1.13	$0.95	$1.26
Income from continuing operations — diluted	$0.78	$1.11	$0.94	$1.23
Net income — diluted	$0.78	$1.13	$0.95	$1.25